Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FISCAL 2021 FOURTH QUARTER AND FULL YEAR RESULTS

TULSA, OK – September 13, 2021 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2021.

•Fourth quarter revenue increased 18% to $174.9 million compared to $148.3 million in the third quarter; full year revenue of $673.4 million
•$99.1 million of project awards in the quarter resulting in backlog of $462.6 million at June 30, 2021
•Project awards accelerating as we moved into the first quarter of fiscal 2022, with an expected book-to-bill of over 1.0
•Balance sheet is strong with no outstanding debt and cash of $83.9 million at June 30, 2021

“Fourth quarter revenue in all three segments increased over the third quarter, and the pace of awards has begun to accelerate in the new fiscal year,” said the Company’s President and Chief Executive Officer, John R. Hewitt. “This acceleration of awards reflects the growing confidence of our customers and improvement in our end-markets. Small- to mid-size project award activity is increasing across all our segments, and we expect to benefit from increased investment across the clean energy markets including renewable fuels, battery storage, and hydrogen, along with pent up demand in our traditional energy and industrial markets. Importantly, we are well positioned to execute on these opportunities due to our strong financial position.

“In addition, following reductions in overhead achieved over the last 18 months, we have begun a review of our organizational structure, with the support of a third party, to align the organization with the strategic direction of the business and changes in our end markets. We expect this effort will maximize our organizational structure, leading to improved project capture rates and bottom-line results as we move through fiscal 2022.

“In closing, in spite of the challenges during this fiscal year, our employees were able to achieve a total recordable incident rate of 0.28 which represents a record for us and world-class safety performance.”

Operational Update

Revenue in the fourth quarter of fiscal 2021 was $174.9 million, an increase of $26.6 million over third quarter revenue of $148.3 million. Although revenue has increased, the COVID-19 pandemic and the resulting disruption to the energy and industrial markets continued to negatively impact the timing of project awards and our financial results. Although we have made significant reductions to our overhead cost structure, at this current revenue volume, we did not fully leverage overhead costs.

The fourth quarter included additional costs on a large capital project in the Utility and Power Infrastructure segment to achieve critical schedule completion milestones for our client. As a result, the expected outcome on the project resulted in a gross profit reduction of $6.6 million. The project is currently in start-up and commissioning, and while we expect that the forecasted financial outcome of the project will remain positive, it is well below our original expectations.

We settled a long-term dispute with a customer related to a crude terminal that was completed in 2018. As a result of the settlement, we recorded a reduction to gross margin of $2.9 million in the Storage and Terminal Solutions segment and received cash of $8.9 million in fiscal 2022. The settlement allowed us to avoid future legal costs and eliminated any litigation risk.

Based primarily on the factors discussed above, we recognized a net loss in the quarter of $10.7 million and a loss per share of $0.40.

Backlog

Our backlog as of June 30, 2021 was $462.6 million. Project awards in the fourth quarter of 2021 and fiscal 2021 totaled $99.1 million and $451.7 million, respectively, resulting in book-to-bill ratios of 0.6 and 0.7, respectively. As discussed above, award activity in the first quarter of fiscal 2022 has accelerated and we are expecting increasing awards and improving backlog as we move through the fiscal year.

Financial Position

At June 30, 2021, we had a cash balance of $83.9 million and no borrowings. In addition, on September 9, 2021 we entered into a $100.0 million asset-backed credit facility with Bank of Montreal. This new facility replaces the previous facility and provides more flexibility and support for our strategic direction while reducing the expected cost of borrowing.

Conference Call Details

In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, September 14, 2021 and will be simultaneously broadcast live over the Internet which can be accessed at our website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

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About Matrix Service Company

Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.

The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.

With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.

For more information, please contact:

Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue	$174,899	$195,837	$673,398	$1,100,938
Cost of revenue	173,357	176,604	640,633	998,762
Gross profit	1,542	19,233	32,765	102,176
Selling, general and administrative expenses	17,725	19,702	69,756	86,276
Goodwill and other intangible asset impairment	—	—	—	38,515
Restructuring costs	171	7,451	6,756	14,010
Operating loss	(16,354)	(7,920)	(43,747)	(36,625)
Other income (expense):
Interest expense	(504)	(366)	(1,559)	(1,597)
Interest income	30	23	126	1,270
Other	68	676	1,917	308
Loss before income tax expense	(16,760)	(7,587)	(43,263)	(36,644)
Benefit for federal, state and foreign income taxes	(6,037)	(1,865)	(12,039)	(3,570)
Net loss	$(10,723)	$(5,722)	$(31,224)	$(33,074)
Basic loss per common share	$(0.40)	$(0.22)	$(1.18)	$(1.24)
Diluted loss per common share	$(0.40)	$(0.22)	$(1.18)	$(1.24)
Weighted average common shares outstanding:
Basic	26,538	26,140	26,451	26,621
Diluted	26,538	26,140	26,451	26,621

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2021	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$83,878	$100,036
Accounts receivable, less allowances (2021 - $898; 2020 - $905)	148,030	160,671
Costs and estimated earnings in excess of billings on uncompleted contracts	30,774	59,548
Inventories	7,342	6,460
Income taxes receivable	16,965	3,919
Other current assets	4,230	4,526
Total current assets	291,219	335,160
Property, plant and equipment, at cost:
Land and buildings	41,633	42,695
Construction equipment	94,453	94,154
Transportation equipment	50,510	55,864
Office equipment and software	42,706	39,356
Construction in progress	493	4,427
Total property, plant and equipment - at cost	229,795	236,496
Accumulated depreciation	(160,388)	(155,748)
Property, plant and equipment - net	69,407	80,748
Operating lease right-of-use assets	22,412	21,375
Goodwill	60,636	60,369
Other intangible assets	6,614	8,837
Deferred income taxes	5,295	5,988
Other assets	11,973	4,833
Total assets	$467,556	$517,310

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2021	June 30, 2020
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$60,920	$73,094
Billings on uncompleted contracts in excess of costs and estimated earnings	53,832	63,889
Accrued wages and benefits	21,008	16,205
Accrued insurance	6,568	7,301
Operating lease liabilities	5,747	7,568
Other accrued expenses	5,327	7,890
Total current liabilities	153,402	175,947
Deferred income taxes	34	61
Operating lease liabilities	20,771	19,997
Borrowings under senior secured revolving credit facility	—	9,208
Other liabilities	7,810	4,208
Total liabilities	182,017	209,421
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2021 and June 30, 2020; 26,549,438 and 26,141,528 shares outstanding as of June 30, 2021 and June 30, 2020	279	279
Additional paid-in capital	137,575	138,966
Retained earnings	175,178	206,402
Accumulated other comprehensive income	(6,749)	(8,373)
	306,283	337,274
Less treasury stock, at cost — 1,338,779 and 1,746,689 shares as of June 30, 2021 and June 30, 2020	(20,744)	(29,385)
Total stockholders' equity	285,539	307,889
Total liabilities and stockholders’ equity	$467,556	$517,310

Results of Operations
(In thousands)

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Corporate	Total
Three Months Ended June 30, 2021
Gross revenue	$52,638	$59,902	$63,410	$—	$175,950
Less: inter-segment revenue	—	12	1,039	—	1,051
Consolidated revenue	52,638	59,890	62,371	—	174,899
Gross profit (loss)	(6,312)	6,290	1,564	—	1,542
Selling, general and administrative expenses	2,728	3,437	4,790	6,770	17,725
Restructuring costs	86	162	147	(224)	171
Operating income (loss)	$(9,126)	$2,691	$(3,373)	$(6,546)	$(16,354)

Three Months Ended June 30, 2020
Gross revenue	$59,449	$49,192	$88,151	$—	$196,792
Less: inter-segment revenue	—	51	904	—	955
Consolidated revenue	59,449	49,141	87,247	—	195,837
Gross profit (loss)	5,337	5,851	8,738	(693)	19,233
Selling, general and administrative expenses	2,556	4,600	6,444	6,102	19,702
Restructuring costs	1,790	5,212	245	204	7,451
Operating income (loss)	$991	$(3,961)	$2,049	$(6,999)	$(7,920)

Twelve Months Ended June 30, 2021
Gross revenue	$210,052	$201,472	$267,982	$—	$679,506
Less: inter-segment revenue	—	1,555	4,553	—	6,108
Consolidated revenue	210,052	199,917	263,429	—	673,398
Gross profit	1,506	17,642	13,617	—	32,765
Selling, general and administrative expenses	9,882	14,756	18,644	26,474	69,756
Restructuring costs	1,312	3,807	1,391	246	6,756
Operating loss	$(9,688)	$(921)	$(6,418)	$(26,720)	$(43,747)

Twelve Months Ended June 30, 2020
Gross revenue	$212,001	$424,710	$470,871	$—	$1,107,582
Less: inter-segment revenue	—	2,839	3,805	—	6,644
Consolidated revenue	212,001	421,871	467,066	—	1,100,938
Gross profit (loss)	7,081	36,349	61,413	(2,667)	102,176
Selling, general and administrative expenses	10,047	24,266	26,386	25,577	86,276
Intangible asset impairments and restructuring costs	27,625	22,914	1,066	920	52,525
Operating income (loss)	$(30,591)	$(10,831)	$33,961	$(29,164)	$(36,625)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2021

The following table provides a summary of changes in our backlog for the three months ended June 30, 2021:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of March 31, 2021	$203,300	$155,430	$179,607	$538,337
Project awards	19,381	39,237	40,505	99,123
Revenue recognized	(52,638)	(59,890)	(62,371)	(174,899)
Backlog as of June 30, 2021	$170,043	$134,777	$157,741	$462,561
Book-to-bill ratio(1)	0.4	0.7	0.6	0.6

(1)Calculated by dividing project awards by revenue recognized.
Twelve Months Ended June 30, 2021

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2021:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2020	$272,816	$145,725	$339,924	$758,465
Project awards	107,279	188,969	155,465	451,713
Other adjustment(1)	—	—	(74,219)	(74,219)
Revenue recognized	(210,052)	(199,917)	(263,429)	(673,398)
Backlog as of June 30, 2021	$170,043	$134,777	$157,741	$462,561
Book-to-bill ratio(2)	0.5	0.9	0.6	0.7

(1)The other adjustment in the Storage and Terminal Solutions segment was due to a customer's decision not to renew our existing LNTP for a storage tank capital project. We were paid for all work performed on the project. This project is still active and we will be required to update pricing when the customer makes its final investment decision, which we expect will occur in fiscal 2022.
(2)Calculated by dividing project awards by revenue recognized.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Common Share(1)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net loss, as reported	$(10,723)	$(5,722)	$(31,224)	$(33,074)
Restructuring costs incurred	171	7,451	6,756	14,010
Goodwill and intangible asset impairments	—	—	—	38,515
Tax impact of adjustments and other net tax items	(44)	(1,907)	(1,739)	(8,644)
Adjusted net income (loss)	$(10,596)	$(178)	$(26,207)	$10,807

Loss per fully diluted share, as reported	$(0.40)	$(0.22)	$(1.18)	$(1.24)
Adjusted earnings (loss) per fully diluted share	$(0.40)	$(0.01)	$(0.99)	$0.40

(1)This table presents non-GAAP financial measures of our adjusted net income (loss) and adjusted diluted earnings (loss) per common share for the fourth quarters and fiscal years of 2021 and 2020. The most directly comparable financial measures are net loss and net loss per diluted share, respectively, presented in the Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net income (loss) and adjusted diluted earnings (loss) per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

	Three Months Ended		Twelve Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(in thousands)
Net loss	$(10,723)	$(5,722)	$(31,224)	$(33,074)
Goodwill and other intangible asset impairment	—	—	—	38,515
Restructuring costs	171	7,451	6,756	14,010
Stock-based compensation	1,743	1,762	8,156	9,877
Interest expense	504	366	1,559	1,597
Benefit for federal, state and foreign income taxes	(6,037)	(1,865)	(12,039)	(3,570)
Depreciation and amortization	4,219	4,736	17,858	19,124
Adjusted EBITDA	$(10,123)	$6,728	$(8,934)	$46,479

(1)This table presents Adjusted EBITDA, which we define as net income (loss) before impairment of goodwill and other intangible assets, restructuring costs, stock-based compensation expense, interest expense, income taxes, depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net income (loss)” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Adjusted EBITDA has certain material limitations as follows:

•It does not include impairments to goodwill and other intangible assets. While impairments to intangible assets are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.
•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.